December 2021 MSELN-492-SPY Registration Statement No. 333-259205 Dated December 20, 2021 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities
Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage do not guarantee the repayment of principal. The securities offer the opportunity for investors to earn a contingent coupon on each coupon payment date on which the securities are outstanding, in exchange for potentially receiving shares of the Fund at maturity, the value of which is expected to be worth less than the principal amount. If the determination closing price (as defined below) of the underlying shares is greater than or equal to the redemption threshold price on any determination date (other than the final determination date), the securities will be redeemed early on the corresponding coupon payment date for an amount per security equal to the principal amount plus the applicable contingent coupon, together with any previously unpaid contingent coupons. If the determination closing price of the underlying shares is less than the redemption threshold price on any determination date (other than the final determination date) but is greater than or equal to the coupon barrier, the securities will not be redeemed early and investors will receive the contingent coupon on the corresponding coupon payment date, together with any previously unpaid contingent coupons. If the securities are not redeemed early and the final share price on the final determination date (the “final share price”) is greater than or equal to the downside threshold price (and, therefore, the coupon barrier), investors will receive on the maturity date an amount per security equal to the principal amount plus the final contingent coupon, together with any previously unpaid contingent coupons. If, however, the securities are not redeemed early and the final share price is less than the downside threshold price (and, therefore, the coupon barrier), investors will receive per security a number of shares of the Fund equal to the quotient, rounded to 4 decimal places, of the principal amount divided by the downside threshold price (the “exchange ratio”), the value of which is expected to be worth less than the principal amount, and could be zero. Investors in the securities will not participate in any appreciation of the underlying shares. The securities are senior unsecured obligations of Royal Bank of Canada, issued as part of Royal Bank of Canada’s Series I Senior Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying shares:	Shares of the SPDR® S&P 500® ETF Trust (Bloomberg symbol: “SPY UP<Equity>”) (the “Fund”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	December 20, 2021
Original issue date:	December 23, 2021 (3 business days after the pricing date)
Maturity date:	December 23, 2022, subject to adjustment as described in “Additional Information About the Securities” below.
Early redemption:
If, on any of the first 11 determination dates, the determination closing price of the underlying shares is greater than or equal to the redemption threshold price, the securities will be automatically redeemed for an early redemption payment on the coupon payment date following the related determination date. No further payments will be made on the securities once they have been redeemed.

Redemption threshold price:	100% of the initial share price
Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent coupon with respect to the related coupon payment date (together with any previously unpaid contingent coupons).

Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date times the adjustment factor on that determination date
Contingent coupons and memory feature:
The contingent coupon will be paid on each coupon payment date if (i) the determination closing price of the underlying shares on the applicable determination date (other than the final determination date) or (ii) with respect to the final determination date, the final share price, is greater than or equal to the coupon barrier. If the contingent coupon is not payable on any coupon payment date, it will be paid on any later coupon payment date (or at maturity) on which the contingent coupon is payable, together with the payment otherwise due on that later date. For the avoidance of doubt, once a previously unpaid contingent coupon has been paid on a later coupon payment date, it will not be paid again on a subsequent date.

Contingent coupon:	$7.50 per $1,000 in principal amount of the securities, if payable (equivalent to a per annum rate of 9.00%).
Determination dates:
January 20, 2022, February 22, 2022, March 21, 2022, April 20, 2022, May 20, 2022, June 21, 2022, July 20, 2022, August 22, 2022, September 20, 2022, October 20, 2022, November 21, 2022 and December 20, 2022, subject to postponement for non-trading days and certain market disruption events as described in “Additional Information About the Securities” below. We also refer to December 20, 2022 as the final determination date.

Coupon payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The final contingent coupon (if applicable) will be paid on the maturity date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold price:	(i) the stated principal amount plus (ii) the contingent coupon with respect to the maturity date, together with any previously unpaid contingent coupons
• If the final share price is less than the downside threshold price:
a number of shares of the Fund equal to the exchange ratio, and the cash value in lieu of any fractional shares included in the exchange ratio. In this scenario, no contingent coupon will be payable with respect to the maturity date.

Exchange ratio:	For each $1,000 in principal amount of the securities, 2.5583, which is the quotient, rounded to 4 decimal places, of $1,000 divided by the downside threshold price.
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Coupon barrier and downside threshold price:	$390.89, which is equal to 85% of the initial share price (rounded to two decimal places)
Initial share price:	$459.87, which is the closing price of the underlying shares on December 17, 2021
Final share price:	The closing price of the underlying shares on the final determination date times the adjustment factor on that date
CUSIP/ISIN:	78013G3N3 / US78013G3N32
Listing:	The securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1.00(1)
		$1.00(2)	$998
Total		$$2.00	$
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $2.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $1.00 for each security that MSWM sells. See “Supplemental information regarding plan of distribution; conflicts of interest.”
(2) Of the amount per $1,000 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $1.00 for each security.
The pricing date, original issue date and other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities. The initial estimated value of the securities as of the pricing date is expected to be between $943.72 and $993.72 per $1,000 in principal amount, and will be less than the price to public. The pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date. The actual value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Investment Summary
The securities provide an opportunity for investors to earn a contingent coupon, which is an amount equal to $7.50 (equivalent to 9.00% per annum of the stated principal amount) per security, payable on a coupon payment date if (i) the determination closing price of the underlying shares on the applicable determination date (other than the final determination date) or (ii) with respect to the final determination date, the final share price, is greater than or equal to 85% of the initial share price, which we refer to as the coupon barrier. If the contingent coupon is not payable on any coupon payment date, it will be paid on any later coupon payment date (or at maturity) on which the contingent coupon is payable, together with the payment otherwise due on that later date. For the avoidance of doubt, once a previously unpaid contingent coupon has been paid on a later coupon payment date, it will not be paid again on a subsequent date.
If the determination closing price is greater than or equal to the redemption threshold price on any of the determination dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent coupon for the related coupon payment date (together with any previously unpaid contingent coupons). If the securities have not previously been redeemed early and the final share price is greater than or equal to 85% of the initial share price, which we refer to as the downside threshold price, the payment at maturity will be the sum of (i) the stated principal amount and (ii) the contingent coupon with respect to the maturity date (together with any previously unpaid contingent coupons). If, however, the securities are not redeemed early and the final share price is less than the downside threshold price (and, therefore, the coupon barrier), investors will receive for each security a number of shares of the Fund equal to the exchange ratio, which will be equal to the quotient, rounded to 4 decimal places, of (i) the stated principal amount divided by (ii) downside threshold price, but no contingent coupon will be paid with respect to the maturity date. The value of these shares is expected to be worth less than the stated principal amount and could be zero. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final share price.
Investors in the securities must be willing to accept the risks of not receiving some or all of the contingent coupon payments, and of receiving shares of the Fund that are expected to be worth less than the principal amount, and investors could even lose all of their initial investment. In addition, investors will not participate in any appreciation of the underlying shares.

December 2021	Page 2

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Key Investment Rationale
The securities offer the opportunity for investors to earn a contingent coupon equal to $7.50 (equivalent to 9.00% per annum of the stated principal amount) per security with respect to each monthly coupon payment date on which the securities are outstanding. Payments or deliveries on the securities will vary depending on the determination closing price or final share price of the underlying shares on each determination date and/or the final determination date, respectively, as follows:
Scenario 1
On any of the first 11 determination dates, the determination closing price is greater than or equal to the redemption threshold price.
◾    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent coupon with respect to the related coupon payment date (together with any previously unpaid contingent coupons).
◾    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold price (and, therefore, the coupon barrier).
◾    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent coupon with respect to the maturity date (together with any previously unpaid contingent coupons).
◾    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold price (and, therefore, the coupon barrier).
◾    At maturity, investors will receive for each security a number of shares of the Fund equal to the exchange ratio, which will be equal to the quotient of (i) the stated principal amount divided by (ii) the downside threshold price. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final share price.
◾   Investors will not receive the contingent coupon with respect to the maturity date and will lose some, and may even lose all, of their principal amount in this scenario.

December 2021	Page 3

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.
Diagram #1: First 11 Determination Dates
Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

December 2021	Page 4

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Hypothetical Examples
The examples below are based on the following terms:
Hypothetical Initial Share Price:	$100.00
Hypothetical Coupon Barrier and Downside Threshold Price:	$85.00, which is 85% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Hypothetical Exchange Ratio:*	11.7647
Contingent Coupon:	$7.50 (0.75% of the stated principal amount, or 9.00% per annum)
Stated Principal Amount:	$1,000 per security
Redemption Threshold Price:	$100.00, which is equal to 100% of the hypothetical initial share price
* Equal to the quotient, rounded to 4 decimal places, of (i) the stated principal amount divided by (ii) the hypothetical downside threshold price. If you receive a number of shares of the Fund equal to the exchange ratio at maturity, any fractional shares included in the exchange ratio will be paid in cash in an amount equal to the product of the fractional share and the final share price.
In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than or equal to the hypothetical redemption threshold price on one of the determination dates (other than the final determination date). Because the determination closing price is greater than or equal to the redemption threshold price on one of the determination dates (other than the final determination date), the securities are redeemed early on the coupon payment date corresponding to the relevant determination date. In Examples 3 and 4, the determination closing price of the underlying shares on each of the determination dates (other than the final determination date) is less than the redemption threshold price, and, consequently, the securities are not redeemed early and remain outstanding until maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Coupon Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Coupon Payment	Early Redemption Amount
#1	$130.00	__*	$1,007.50	$94.00	$7.50	N/A
#2	N/A	N/A	N/A	$96.00	$7.50	N/A
#3	N/A	N/A	N/A	$84.00	$0.00	N/A
#4	N/A	N/A	N/A	$80.00	$0.00	N/A
#5	N/A	N/A	N/A	$85.00	$22.50	N/A
#6	N/A	N/A	N/A	$120.00	__*	$1,007.50
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*
The early redemption amount includes the unpaid contingent coupon with respect to the coupon payment date corresponding to the determination date on which the determination closing price is greater than or equal to the redemption threshold price, and the securities are redeemed early as a result.

December 2021	Page 5

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

In Example 1, the securities are redeemed early on the coupon payment date corresponding to the first determination date because the determination closing price of the underlying shares on that determination date is greater than or equal to the redemption threshold price. You receive the early redemption amount on such coupon payment date, calculated as follows:
Stated Principal Amount + Contingent Coupon = $1,000 + $7.50 = $1,007.50
In this example, the early redemption feature limits the term of your investment to approximately 1 month, and you may not be able to reinvest at comparable terms or returns. In addition, although the underlying shares have appreciated by 30% from the initial share price on the first determination date, you do not benefit from that appreciation. If the securities are redeemed early, you will stop receiving contingent coupons. Your total return per security in this example is $1,007.50 (a 0.75% total return on the securities).
In Example 2, the securities are redeemed early on the coupon payment date corresponding to the sixth determination date, as the determination closing price on that determination date is greater than or equal to the redemption threshold price. You receive the early redemption amount on that coupon payment date, calculated as follows:
Stated Principal Amount + Contingent Coupon = $1,000 + $7.50 = $1,007.50
In this example, on the coupon payment date corresponding to the fifth determination date, you would receive three contingent coupon payments, representing the contingent coupon payment due on that date, and two previously unpaid contingent coupons. In addition, in this example, the early redemption feature limits the term of your investment to approximately 6 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons. Further, although the underlying shares have appreciated by 20% from the initial share price on the third determination date, you will receive only $1,007.50 per security, and you do not benefit from that appreciation. When added to the contingent coupons of $37.50 received in respect of the prior coupon payment dates, we will have paid you a total of $1,045.00 per security, for a 4.50% total return on the securities.

December 2021	Page 6

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Coupon Payment	Early Redemption Amount	Hypothetical Closing Price	Coupon Payment	Early Redemption Amount
#1	$99.00	$7.50	N/A	$99.00	$7.50	N/A
#2	$91.00	$7.50	N/A	$91.00	$7.50	N/A
#3	$84.99	$0.00	N/A	$84.99	$0.00	N/A
#4	$84.00	$0.00	N/A	$84.00	$0.00	N/A
#5	$83.00	$0.00	N/A	$83.00	$0.00	N/A
#6	$80.00	$0.00	N/A	$80.00	$0.00	N/A
#7	$87.80	$37.50	N/A	$79.00	$0.00	N/A
#8	$88.50	$7.50	N/A	$74.00	$0.00	N/A
#9	$89.80	$7.50	N/A	$80.00	$0.00	N/A
#10	$86.00	$7.50	N/A	$82.00	$0.00	N/A
#11	$90.20	$7.50	N/A	$84.00	$0.00	N/A
Final Determination Date	$52.00	$0.00	N/A	$85.00	__	N/A
Payment at Maturity	$611.76*			$1,075.00**
*
Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying shares on the maturity date. No contingent coupon will be paid with respect to the maturity date in this example.

**	Includes the final contingent coupon of $75.00 that will be paid at maturity.
Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.
▪
In Example 3, on the coupon payment date corresponding to the seventh determination date, you would receive five contingent coupon payments, representing the contingent coupon payment due on that date, and four previously unpaid contingent coupons. In this example, the determination closing price of the underlying shares remains less than the redemption threshold price on each determination date, including the final determination date. As a result, the securities remain outstanding until maturity and, because the final share price is less than the downside threshold price, investors will receive at maturity shares of the Fund, and an amount in cash equal to the product of the fractional share and the final share price, calculated as follows:

Exchange Ratio = $611.76* = $52.00 x 11.7647 shares
Payment at Maturity = Exchange Ratio
Payment at Maturity = $611.76*
* Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying shares on the maturity date.
In this example, your payment at maturity is significantly less than the stated principal amount. As represented by the exchange ratio, on the maturity date you will receive 11.7647 shares of the Fund (including an amount in cash equal to the product of the fractional share and the final share price).The value of the shares as of the final determination date equals approximately $611.76. When added to the 11 contingent coupons of $82.50 received in respect to the prior coupon payment dates, the value as of the final determination date of the shares you receive at maturity and the aggregate amount of the contingent coupons on the securities is approximately $694.26 (an approximately 30.57% loss on the securities). The value of the shares received as of the maturity date and the total return on the securities at that time will depend on the closing price of the underlying shares on the maturity date.

December 2021	Page 7

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

▪
In Example 4, the determination closing price of the underlying shares is less than the redemption threshold price on each determination date prior to the final determination date and, as a result, the securities remain outstanding until maturity. On the final determination date, although the final share price is less than the initial share price, the final share price is greater than or equal to the downside threshold price (and, therefore, the coupon barrier); therefore, you will receive the stated principal amount plus the contingent coupon with respect to the maturity date, together with 9 previously unpaid contingent coupons. Your payment at maturity is calculated as follows:

$1,000 + $75.00 = $1,075.00
In this example, although the final share price represents a 15% decline from the initial share price, the final share price is greater than or equal to the downside threshold price (and, therefore, the coupon barrier); therefore, you receive at maturity the stated principal amount per security plus the final contingent coupon and 9 previously unpaid contingent coupons, equal to $1,075.00 per security. When added to the contingent coupons of $15.00 received in respect to the first two coupon payment dates, we will have paid you a total of $1,090.00 (a 9.00% total return on the securities).
Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full amount of your initial investment. In exchange for potentially receiving a contingent coupon with respect to each coupon payment date on which the securities are outstanding, you are accepting the risk of receiving at maturity a number of shares of the Fund. If the securities are not automatically redeemed early and the final share price is less than the downside threshold price (and, therefore, the coupon barrier), you will receive per security a number of shares of the Fund, the value of which is expected to be worth less than the stated principal amount, you will not receive a contingent coupon with respect to the maturity date, and you could even lose all of your initial investment.

December 2021	Page 8

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
Risks Relating to the Terms and Structure of the Securities
◾
The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of any coupons or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold price, you will be exposed to the decline in the closing price of the underlying shares, and you will receive for each security that you hold at maturity a number of shares of the Fund equal to the exchange ratio. The value of those shares will be less than the stated principal amount, and could be zero. Because the downside threshold price is 85% of the initial share price, the value of the underlying shares you will receive at maturity (measured as of the valuation date) is expected to be 1.17647% less than the principal amount for each 1% that the final share price is less than the downside threshold.

Additionally, if the securities are not redeemed early and the final share price is less than the downside threshold price, any decrease in the price of the underlying shares during the period between the final determination date and the maturity date will further reduce the value of the shares that you will receive at maturity, and reduce your return.
◾
The potential contingent repayment of principal represented by the downside threshold price applies only at maturity. You should be willing to hold the securities until maturity. Additionally, if the securities are not redeemed, at maturity, you will receive the stated principal amount (plus the contingent coupon with respect to the final determination date) only if the final share price is greater than or equal to the downside threshold price. If you are able to sell the securities prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the price of the underlying shares is at or above the downside threshold price.

◾
The contingent coupon, if any, is based solely on the determination closing price or the final share price, as applicable. Whether the contingent coupon will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent coupon until the related determination date. Moreover, because the contingent coupon is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if that determination closing price or final share price, as applicable, is less than the coupon barrier, you will not receive any contingent coupon with respect to that determination date, even if the closing price of the underlying shares was higher on other days during the term of the securities.

◾
You may not receive any contingent coupon with respect to any monthly period where the determination closing price or the final share price, as applicable, is less than the coupon barrier. A contingent coupon will be made with respect to a monthly period only if the determination closing price or final share price, as applicable, is greater than or equal to the coupon barrier on the applicable determination date (unless it becomes payable on a subsequent determination date due to the memory coupon feature of the securities). If the determination closing price or final share price, as applicable, remains below the coupon barrier on each determination date over the term of the securities, you will not receive any contingent coupons.

◾
Your return on the securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments. The overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

◾
Investors will not participate in any appreciation in the price of the underlying shares. Investors will not participate in any appreciation in the price of the underlying shares from the initial share price, and the return on the securities will be limited to the contingent coupons on the securities. The payment at maturity will not exceed the principal amount plus the final contingent coupon.

◾
The automatic early redemption feature may limit the term of your investment to approximately one month. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately one month by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more

December 2021	Page 9

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

contingent coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.
◾
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities on each coupon payment date, upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

◾
Investing in the securities is not equivalent to investing in the underlying shares. Unless and until you receive shares of the Fund at maturity, you will not, as a holder of the securities, have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

◾
We will not hold any shares of the Fund for your benefit. The indenture and the terms governing the securities do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the Fund that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Risks Relating to the Initial Estimated Value of the Securities
◾
The initial estimated value of the securities will be less than the price to the public. The initial estimated value that will be set forth in the final pricing supplement for the securities, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

◾
Our initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Additional Information About the Securities—Structuring the securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.
Risks Relating to the Secondary Market for the Securities
◾
The market price will be influenced by many unpredictable factors. Many factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

the secondary market. Although we expect that generally, the closing price of the underlying shares on any day may affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:
◾	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;
◾	whether the determination closing price has been below the coupon barrier and downside threshold price on any determination date;
◾	dividend rates on the underlying shares and on the securities held by the Fund;
◾	interest and yield rates in the market;
◾	the time remaining until the securities mature;
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares;
◾	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor; and
◾	any actual or anticipated changes in our credit ratings or credit spreads.
The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The Underlying Shares” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
◾
If the price of the shares of the Fund changes, the market value of the securities may not change in the same manner. Owning the securities is not the same as owning shares of the Fund. Accordingly, changes in the price of the underlying shares may not result in a comparable change of the market value of the securities. If the closing price of one share of the underlying shares on any trading day increases above the initial share price or the downside threshold price, the value of the securities may not increase in a comparable manner, if at all. It is possible for the price of the shares of the Fund to increase while the value of the securities declines.

◾
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

◾
The securities are not designed to be short-term trading instruments. The price at which you will be able to sell the securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the closing price of the underlying shares have appreciated since the date that the initial share price was determined. In addition, you may receive less, and possibly significantly less, than the stated principal amount of your securities if you try to sell your securities prior to the maturity date, and you will not receive the benefit of any contingent repayment of principal represented by the downside threshold price.

Risks Relating to the Underlying Shares
◾
We have no affiliation with the Fund’s sponsor and will not be responsible for any actions taken by it. We have no affiliation with the Fund’s sponsor, and it will not be involved in the offering of the securities. Consequently, we have no control over its actions, including any actions of the type that could affect the Fund, and therefore, the value of the Fund. The sponsor has no obligation of any sort with respect to the securities. Thus, it has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

◾
Changes that affect the Fund’s underlying index may affect the market value of the securities and the amounts payable on the securities. The policies of the sponsor of the Fund’s underlying index concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which

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With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amount payable on the securities, and the market value of the securities prior to maturity. The amount payable on the securities and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index.
◾
Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the Fund or its component securities. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.

◾
The Fund and its underlying index are different. The performance of the Fund may not exactly replicate the performance of its underlying index, because the Fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, differences in trading hours between the Fund and the underlying index, or due to other circumstances.

During periods of market volatility, securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from their net asset value per share. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.
◾
No affiliation with the Fund. The Fund is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the Fund in connection with this offering.

◾
The historical performance of the underlying shares should not be taken as an indication of its future performance. The price of the underlying shares will determine the amount to be paid on the securities at maturity, and whether they will be redeemed prior to maturity. The historical performance of the underlying shares does not give an indication of its future performance. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall during the term of the securities. The price of the underlying shares will be influenced by complex and interrelated political, economic, financial and other factors. The value of the underlying shares may decrease such that you may not receive any return of your investment or any contingent coupons. There can be no assurance that the price of the underlying shares will not decrease so that at maturity you will not lose some or all of your investment.

Risks Relating to Conflicts of Interest
◾
We or our affiliates may have adverse economic interests to the holders of the securities. RBCCM and other affiliates of ours may trade the shares of the Fund and other financial instruments related to the underlying shares on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying shares. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the performance of the underlying shares and, accordingly, could affect the value of the securities and the amounts, if any, payable at maturity.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on that hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each determination date, which could have an impact on the return of your securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
◾
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

securities (and to other instruments linked to the underlying shares), including trading in the underlying shares. Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date that initial share price was determined could potentially have increased the initial share price, and, as a result, the coupon barrier or downside threshold price, which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent coupon or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the determination dates, and, accordingly, whether the securities are automatically called prior to maturity, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.
◾
We may engage in business with or involving the Fund without regard to your interests. We or our affiliates may presently or from time to time engage in business with the Fund without regard to your interests and thus may acquire non-public information about the Fund Neither we nor any of our affiliates undertakes to disclose any of that information to you.

◾
You must rely on your own evaluation of the merits of an investment linked to the underlying shares. In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying shares, and may do so in the future. Our affiliates from time to time may publish research reports with respect to the Fund or its underlying index, which may or may not recommend that investors buy or hold the underlying shares. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying shares may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying shares from multiple sources, and you should not rely solely on views expressed by our affiliates.

◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial share price, the redemption threshold price and the downside threshold price, and will determine the final share price, whether the contingent coupon will be paid on any coupon payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

Risks Relating to Taxation
◾
Significant aspects of the income tax treatment of an investment in the securities are uncertain. The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (“IRS”) or the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position that the contingent coupons constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “U.S. tax considerations” in this document, the section “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the material Canadian federal income tax consequences of investing in the securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus. If you are a not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the securities and receiving the payments that may be due under the securities.

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

◾
A 30% U.S. federal withholding tax will be withheld on contingent coupons paid to non-U.S. holders. While the U.S. federal income tax treatment of the securities (including proper characterization of the contingent coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

Please read carefully the section entitled “Additional Information About the Securities—U.S. tax considerations” in this document, the section “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

The Underlying Shares
The SPDR® S&P 500® ETF Trust (the “Fund”) is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index.
The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the Fund under the Exchange Act can be located by reference to the SEC CIK number 0000884394 through the website at www.sec.gov. In addition, information regarding the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the Fund is accurate or complete.
The S&P 500® Index (the “SPX”)
The SPX is intended to provide an indication of the pattern of price movements among large-cap U.S. equity securities. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While the SPX sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the SPX sponsor will not modify or change this methodology in a manner that may affect the Redemption Amount.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the SPX sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The SPX sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the SPX sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the SPX sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the SPX sponsor Committee in order to minimize turnover.

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At the discretion of the SPX sponsor, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.
All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December.
Changes in a company’s total shares outstanding of 5.00% or more due to public offerings are made as soon as reasonably possible. Other changes of 5.00% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5.00% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

December 2021	Page 16

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Information as of market close on December 17, 2021:
Bloomberg Ticker Symbol:	SPY	52 Weeks Ago:	$372.24
Exchange:	NYSE Arca, Inc.	52 Week High (on 12/10/2021):	$470.74
Current Share Price:	$459.87	52 Week Low (on 12/22/2020):	$367.24

The table below sets forth the published high and low closing prices of the underlying shares for each quarter in the period from January 1, 2016 through December 17, 2021. The graph below sets forth the daily closing prices of the underlying shares for that period. We obtained the information below from Bloomberg L.P., without independent verification. You should not take the historical performance of the underlying shares as an indication of its future performance, and no assurance can be given as to the price of the underlying shares at any time, including the determination dates.

SPDR® S&P 500® ETF Trust (CUSIP 78462F103)	High ($)	Low ($)
2016
First Quarter	206.10	183.03
Second Quarter	212.39	199.53
Third Quarter	219.09	208.39
Fourth Quarter	227.76	208.55
2017
First Quarter	239.78	225.24
Second Quarter	244.66	232.51
Third Quarter	251.23	240.55
Fourth Quarter	268.20	252.32
2018
First Quarter	286.58	257.63
Second Quarter	278.92	257.47
Third Quarter	293.58	270.90
Fourth Quarter	291.73	234.34
2019
First Quarter	284.73	244.21
Second Quarter	295.86	274.57
Third Quarter	302.01	283.82
Fourth Quarter	322.94	288.06
2020
First Quarter	338.34	222.95
Second Quarter	323.20	246.15
Third Quarter	357.70	310.52
Fourth Quarter	373.88	326.54
2021
First Quarter	397.26	368.79
Second Quarter	428.06	400.61
Third Quarter	453.19	424.97
Fourth Quarter (through December 17, 2021)	470.74	428.64

December 2021	Page 17

Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Shares of SPDR® S&P 500® ETF Trust – Historical Closing Prices January 1, 2016 to December 17, 2021
* The red solid line indicates the coupon barrier and downside threshold price, based on the initial share price of $459.87, which was the closing price of the underlying shares on December 17, 2021.
This document relates only to the securities offered hereby and does not offer the underlying shares or other securities of the Fund. We have derived all disclosures contained in this document regarding the Fund’s shares from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of those documents or made any due diligence inquiry with respect to the Fund. Neither we nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the Fund is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we determined the initial share price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value received at maturity with respect to the securities and therefore the value of the securities.
Neither the issuer nor any of its affiliates makes any representation to you as to the future performance of the underlying shares.

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Additional Information About the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Adjustment factor:
1.0, subject to adjustment. If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share. No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward. If the adjustment factor is subject to adjustment, the calculation agent may adjust the exchange ratio as it deems to be reasonably appropriate under the circumstances.

Closing price of the underlying shares:
The closing price for one underlying share (or one unit of any other security for which a closing price must be determined) on any trading day means:
•      if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or
•      if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.
If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available under the preceding sentence, then the closing price for one underlying share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If a market disruption event (as defined below) occurs with respect to the underlying shares (or any such other security) or the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying shares (or any such other security) for that trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board” will include any successor service thereto.

Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any contingent coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Postponement of determination dates:
In the calculation of the determination closing prices and the final share price, the calculation agent will take into account market disruption events and non-trading days as follows:
If any scheduled determination date is not a trading day or if there is a market disruption event on that date, the determination date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled determination date, then (i) that fifth succeeding trading day will be deemed to be the relevant determination date notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the determination closing price or the final share price, as applicable, of the underlying shares on that fifth trading day based on the mean of the bid prices for the underlying shares for that date obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM or any of its affiliates may be included in the calculation of the mean, but only to the extent that

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Principal at Risk Securities

any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price or the final share price, as applicable, will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of maturity date:
If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final determination date as postponed.

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Market disruption events:
A “market disruption event”, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•      a suspension, absence or material limitation of trading in the underlying shares on their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•      a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•      the underlying shares do not trade on the NYSE Arca, Inc., the Nasdaq Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or
•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under
“—Use of proceeds and hedging.”
The following events will not be market disruption events:
•      a limitation on the hours or number of days of trading in the underlying shares on their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•      a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:
•      a price change exceeding limits set by that market;
•      an imbalance of orders relating to those contracts; or
•      a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the Fund and other events:
If the Fund’s sponsor discontinues operation or listing of the Fund and that sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (the successor fund), then the calculation agent will substitute the successor fund for the Fund and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”
If the Fund’s sponsor discontinues operation or listing of the Fund and:
•       the calculation agent does not select a successor fund, or

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Principal at Risk Securities

•        the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund’s sponsor elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.
If the Fund’s sponsor discontinues operation or listing of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•       the determination of the final share price, or
•       a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the securities.
If any event other than a discontinuance or delisting occurs with respect to the Fund, the calculation agent shall determine whether and to what extent an adjustment should be made to the adjustment factor, the exchange ratio, or any other terms of the securities to reflect that event. The calculation agent shall have no obligation to make an adjustment for any such event.

Alternate exchange calculation in the case of an event of default:
In case an event of default with respect to the securities shall have occurred and be continuing, the amount of cash and/or shares of the Fund declared due and payable per security upon any acceleration of the securities (the “Acceleration Amount”) shall be determined by the calculation agent and will be an amount of cash and/or shares of the Fund equal to the payment at maturity calculated as if the date of acceleration were the final determination date; provided that the unpaid portion of the contingent coupon, if any, will be calculated on a 30/360 basis.
If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the amount of cash and/or securities due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Additional amounts:	We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect

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Principal at Risk Securities

of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)           with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)          who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)          who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)           who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:
a.             the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.             if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)            who could lawfully avoid (but has not so avoided) such withholding or deduction by complying or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)            who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the purposes of clause (iv) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

Canadian tax consequences:
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

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Principal at Risk Securities

U.S. tax considerations:
The following is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. This discussion applies only to U.S. holders and non-U.S. holders that will purchase the securities upon original issuance and will hold the securities as capital assets for U.S. federal income tax purposes. In addition, the discussion below assumes that an investor in the securities will be subject to a significant risk that it will lose a significant amount of its investment in the securities.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the Fund would be treated as a “U.S. real property holding corporation,” within the meaning of Section 897 of the Code. If the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-U.S. holder. You should refer to any available information filed with the SEC and other authorities by the Fund and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described in this document as a callable pre-paid contingent income-bearing derivative contract linked to the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupon is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupon (including any contingent coupon paid on or with respect to the call or maturity date) constitutes taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting. If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the securities in an amount equal to the difference between the cash amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The ordinary income treatment of the contingent coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or maturity of the securities, could result in adverse tax consequences to a holder because the deductibility of capital losses is subject to limitations.
If we deliver a number of shares of the Fund at maturity, although no assurances can be provided in this regard, a U.S. holder may generally expect not to recognize gain or loss upon maturity. However, a U.S. holder would generally be required to recognize gain or loss, if any, with respect to any cash received in lieu of fractional shares, equal to the difference between the cash received and the pro rata portion of the tax basis allocable to those fractional shares. Any such gain or loss would be treated as capital gain or loss, subject to the discussion below concerning the potential application of the

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Principal at Risk Securities

“constructive ownership” rules under Section 1260 of the Code. A U.S. holder’s tax basis in the shares of the Fund delivered would generally equal its tax basis in the securities, other than any amount allocable to a fractional share. A U.S. holder’s holding period for the shares of the Fund delivered would begin on the day after the shares of the Fund are received.
Potential Application of Section 1260 of the Code. Since shares of the Fund are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships and passive foreign investment companies), while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income (the Excess Gain). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusions for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity).
If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will, taking into account the leveraged upside exposure (as appropriate), equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the Fund at fair market value on the original issue date of the securities for an amount equal to the issue price of the securities and sold such shares of the Fund upon the date of sale, exchange or maturity of the securities at fair market value. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.
Alternative Treatments. Alternative tax treatments of the securities are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument. Pursuant to that characterization, the securities would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences–United States Taxation–Original Issue Discount–Short-Term Debt Securities” in the accompanying prospectus.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis (irrespective of any contingent coupons). It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently (irrespective of any contingent coupons) and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the securities, including the timing and character of income and gain on the securities. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment

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described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale or exchange of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the securities.
Non-U.S. holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the securities (including proper characterization of the contingent coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent coupon payments. No assurance can be provided on the proper characterization of the contingent coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.
Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts properly attributable to any contingent coupon which would be subject to the rules discussed in the previous paragraph) upon the call, sale or maturity of the securities, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the securities. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that

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Principal at Risk Securities

withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income, (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder) unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the securities may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

Use of proceeds and hedging:
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

Employee Retirement Income Security Act:
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities, please review the section of the accompanying prospectus “Benefit Plan Investor Considerations.” If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

Supplemental information regarding plan of distribution; conflicts of interest:
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the securities and will receive a fee of $2.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $1.00 for each of the securities they sell. Of the amount per $1,000 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $1.00 for each security. We or one of our affiliates will also pay an expected fee to an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.
Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by those brokers.
We expect that delivery of the securities will be made against payment for the securities on or about December 23, 2021, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 6 months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time. This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of MSWM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part

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Buffered Memory Phoenix Auto-Callable Securities with Downside Leverage due December 23, 2022
With the Coupon and the Payment at Maturity Subject to the Performance of the SPDR® S&P 500® ETF Trust
Principal at Risk Securities

of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the securities:
The securities are our debt securities, the return on which is linked to the performance of the underlying shares. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the securities at the time their terms are set. Unlike the estimated value that will be set forth in the final pricing supplement for the securities, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the original issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying shares, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the securities will be less than the price to the public” above.

Where you can find more information:
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. Capitalized terms used but not defined in this document will have the meanings given to them in the prospectus supplement. In the event of any conflict, this document will control. The securities vary from the terms described in the prospectus supplement in several important ways. You should read this document carefully.
This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in this document, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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